Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We have issued our reports dated June 24, 2022, with respect to the Special Purpose Consolidated Statement of Revenues and Direct Expenses of Barrio Queen for the fiscal year ended December 26, 2021 and with respect to the Special Purpose Consolidated Statement of Assets Acquired and Liabilities Assumed of Barrio Queen as of December 26, 2021, included in this Current Report on Form 8-K/A of BBQ Holdings, Inc. We consent to the incorporation by reference of said reports in the Registration Statements of BBQ Holdings, Inc. on Forms S-3 (File No. 333-258462 and File No. 333-258481) and on Forms S-8 (File No. 333-255098, File No. 333-226816, File No. 333-208261, File No. 333-204015, File No. 333-176278 and File No. 333-124985).

/s/ Schechter, Dokken, Kanter, Andrews & Selcer, Ltd.

Minneapolis, Minnesota
June 24, 2022